UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

Amendment No. 1 To

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2023

Emerald Holding, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38076	42-1775077
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Broadway, 14th Floor
New York, New York		10005
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (949) 226-5700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	EEX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

Emerald Holding, Inc. is filing this Current Report on Form 8-K/A (Amendment No. 1) (the “Form 8-K Amendment”) solely to update Exhibit 10.1 filed with the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 13, 2023 (the “Original Form 8-K”). The Original Form 8-K inadvertently omitted Exhibit B contained within Exhibit 10.1. No other items or disclosures in the Original Form 8-K are being amended with this Form 8-K Amendment.

Item 1.01 Entry into a Material Definitive Agreement.

On June 12, 2023 (the “Effective Date”), Emerald X, Inc. (the “Borrower”), a wholly-owned subsidiary of Emerald Holding, Inc. (the “Company”), entered into a Sixth Amendment to Amended and Restated Credit Agreement (the “Amendment”), by and among the Borrower, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent, which amends that certain Amended and Restated Credit Agreement, dated as of May 22, 2017 (as amended from time to time, including by the Amendment the “Amended Credit Agreement”), among the Borrower, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent. Certain terms of the Amended Credit Agreement are described below, and reference is made to the Amended Credit Agreement for complete terms and conditions.

Maturity Extension; Principal Amount

The Amendment extended the maturity of the term loans outstanding under the Amended Credit Agreement (the extended term loan facility, the “Extended Term Loan Facility”) from May 22, 2024 to May 22, 2026. The aggregate outstanding principal amount of the Extended Term Loan Facility remains approximately $415 million.

Interest Rate Changes

The Amendment replaced the interest rate applicable to the term loans with a rate equal to, at the option of the Borrower, (i) the Term Secured Overnight Financing Rate plus 5.00% per annum plus a credit spread adjustment of 0.10% per annum or (ii) an alternate base rate (“ABR”) plus 4.00% per annum. Prior to the Amendment, the interest rate applicable to the term loans was a rate equal to, at the option of the Borrower (i) LIBOR plus 2.75% or 2.50% per annum, depending on the Borrower’s first lien net leverage ratio or (ii) ABR plus 1.75% or 1.50% per annum, depending on the Borrower’s first lien net leverage ratio.

The Amendment did not change the interest rate benchmarks, spread, or applicable margin for revolver borrowings.

Prepayment Premium

The Amendment modified the prepayment provisions so that, upon the occurrence of a repricing transaction, subject to certain specified exceptions, the Borrower will have to pay a prepayment fee of 2%, in the event of a repricing transaction occurring within the first twelve months after the Effective Date, or 1%, in the event of a repricing transaction occurring on a date that is between twelve months after the Effective Date and eighteen months after the Effective Date. No prepayment premium is payable for prepayments made after the eighteen month anniversary of the Effective Date.

Amortization

The Amendment reset scheduled quarterly payments, each equal to 0.25% of the original principal amount of the Extended Term Loan Facility.

The foregoing description of the Amendment and the Amended Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Sixth Amendment to Amended and Restated Credit Agreement, among Emerald X, Inc., the guarantors party thereto, Bank of America, N.A. and the other lenders party thereto, dated June 12, 2023.
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERALD HOLDING, INC.

Date:	June 15, 2023	By:	/s/ Stacey Sayetta
Stacey Sayetta General Counsel and Corporate Secretary